Exhibit 10.2

August 28, 2023

Mr. Guy Wanger
Via Email and DocuSign

Dear Guy,

Congratulations! I am very pleased to offer you the position of SVP and Chief Administrative Officer with C3.ai, Inc. (“C3 AI”) reporting to me, in my capacity of Chief Executive Officer, with an effective start date of September 5, 2023. You will be based at our Redwood City, CA facility.

You will be expected to supervise F&A, HR, IR, Facilities, and to perform duties as are normally associated with your position and such duties as are assigned to you from time to time, subject to the oversight and direction of me.

C3 AI currently offers a highly competitive package of compensation and benefits. Your package includes the following.

Your base salary will be at the rate of $500,000 per year, less payroll withholdings and deductions, paid on C3 AI’s normal payroll schedule, and you will accrue 20 days of paid-time-off per year.

You will be eligible to earn an annual discretionary performance bonus up to an annualized target of $250,000 which will be guaranteed for the first year of your employment. After your first year, whether you earn or receive a bonus for any given fiscal year, and the amount of any such bonus, will be determined by C3.ai in accordance with C3.ai’s Employee Handbook. To earn any bonus, you must remain a full-time active employee through the date scheduled for payment of the bonus. The bonus, if earned, will be paid within a reasonable time after the end of the fiscal year to which it relates.

Subject to the approval of the Board of Directors of C3 AI, you will be awarded a number of restricted stock units (RSUs) having an approximate value of $10 million dollars, with such value converted to a number of RSUs on the date of grant in accordance with C3 AI’s standard procedures. These RSUs will represent the right to be issued an equivalent number of shares of Class A Common Stock of C3 AI upon vesting of the RSUs (the “Grant”). The Grant will be governed by the terms and conditions of the award agreement between you and C3 AI (the “RSU Agreement”) and by the C3.ai, Inc. 2020 Equity Incentive Plan. The Grant will be subject to vesting during your continuous active service in accordance with the following schedule: 5% of the Grant will vest 3 months after the date on which the Board of Directors approves the Grant, and 5% of the Grant will vest quarterly thereafter until the Grant is either fully vested or your continuous service terminates, whichever occurs first.

Moreover, in the event you are terminated without Cause (defined below) within the first year of your employment, C3 AI will provide you a severance payment equivalent to twelve (12) months of your base salary of $500,000 dollars and one year of your annualized target bonus of $250,000 dollars subject to federal and state taxation, and 20% of the shares subject to the Grant will immediately vest. C3 AI’s obligation to make the severance payment or to provide the vesting acceleration discussed above with respect to a termination without Cause shall be contingent upon you executing a separation agreement in form and substance mutually acceptable to you and C3 AI and/or its successor which shall, at a minimum, include a general release of claims in favor of C3 AI.

1400 Seaport Boulevard · Redwood City, CA 94063 · 1.650.503.2200 · www.c3.ai

In addition, if (A) a Corporate Transaction or a Change in Control (each as defined in the C3.ai, Inc. 2020 Equity Incentive Plan) occurs during your employment, and (B) within thirty-six (36) months following such Corporate Transaction or a Change in Control (i) there is a Constructive Termination (as defined below) or (ii) your employment is terminated other than for Cause, you will be entitled to receive 12 months base salary and the unvested portion of any C3 AI equity compensation award(s) granted to you prior to the Corporate Transaction or Change in Control (including but not limited to your initial Grant) will vest as of the date of such Constructive Termination or termination, as the case may be.

For purposes of this offer, “Cause” shall mean: (a) good faith finding by C3 AI that you have engaged in theft, fraud, embezzlement, dishonesty, gross negligence, misconduct, or any other conduct substantially detrimental to the Company or the Company’s reputation; (b) your conviction of, or the entry of a pleading guilty or nolo contendere, or confession of guilt of, a felony or any crime or act involving moral turpitude or fraud; (c) your material breach or threatened material breach of any of the material provisions contained in this agreement, any agreement signed by you and C3 AI, or any written C3 AI policy; or (d) your material failure, except to the extent due to your disability or death, to perform your duties for C3 AI.

“Constructive Termination” shall mean your resignation of your employment within thirty (30) days following the occurrence of any of the following: (A) a material diminution in your scope of responsibilities and duties; (B) a material reduction in your total compensation package (including material adverse change in annual salary and incentive bonus ranges and target), or (C) the requirement, without your express written consent, that you relocate more than 50 miles from the C3.ai site where you are located as of the date of the Change of Control event. You must provide notice of termination of employment within thirty (30) calendar days of your knowledge of an event constituting “Constructive Termination” or such event shall not constitute Constructive Termination under this offer letter.

As a C3 AI employee, you will be expected to abide by the C3 AI Core Values, rules, and policies, and acknowledge in writing that you have read and agree to comply with C3 AI’s Employee Handbook. This offer of employment is also contingent upon: (a) the satisfactory completion of our standard background check, which includes in particular, satisfactory references, confirmation of entitlement to work in the United States, and confirmation that you have no other restrictions (contractual or otherwise) to perform your expected duties at C3 AI; and (b) acceptance and execution of the Employee Confidential Information and Inventions Assignment and Arbitration Agreement enclosed as Annex A which, among other obligations, prohibits unauthorized use or disclosure of C3 AI proprietary information, prohibits solicitation of C3 AI’s employees, independent contractors and consultants for the period of your employment and for one (1) year thereafter, to or for any other person or entity, and requires agreement to arbitrate all employment-related disputes.

Our employment relationship will be terminable at-will. Accordingly, either you or C3 AI may terminate the employment relationship at any time and for any reason whatsoever simply by notifying the other.

In making your decision to accept this offer of employment, you acknowledge and agree that you have not relied upon any other promises or representations made by C3 AI or our representatives except those made in this letter. This letter, together with your Employee Confidential Information and Inventions Assignment Agreement forms the complete and exclusive statement of your employment agreement with C3 AI. It supersedes any other agreements or promises made to you by anyone, whether oral or written. This letter shall be governed by the laws of the State of your work location without regard to conflicts of law principles. You hereby represent that you have disclosed to C3 AI any contract you have signed that may restrict your activities on behalf of C3 AI.

Changes in your employment terms, other than those changes expressly reserved to C3 AI’s discretion in this letter, require a written modification signed by the Chief Executive Officer of C3 AI.

In making your decision to accept this offer of employment, you acknowledge that C3 AI is a high performance, professional, collaborative, collegial, interactive, work-from-the office, teamwork culture, and affirm your desire to be engaged full-time in this type of work environment.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

1400 Seaport Boulevard · Redwood City, CA 94063 · 1.650.503.2200 · www.c3.ai

/s/ Thomas M. Siebel
_________________________

Thomas M. Siebel
Chief Executive Officer

Understood and Accepted:

/s/ Guy Wanger    8/28/23
_________________________    _______________
Guy Wanger     Date

Enclosure: Employee Confidential Information and Inventions Assignment Agreement

1400 Seaport Boulevard · Redwood City, CA 94063 · 1.650.503.2200 · www.c3.ai

09/07/2023

Guy Wanger
Via Email and DocuSign

Dear Guy:

This is an addendum to your offer letter amending your start date. The following changes are being made:

Start Date: Changed from     09/05/2023     to 09/07/2023

The other terms and conditions set out in your original offer letter or employment agreement dated 08/28/2023 remain unchanged. Please indicate your acceptance of the above change(s) by signing below and returning this addendum at your earliest convenience.

Sincerely,

/s/ Derron Blakely
_________________________

Derron Blakely
General Counsel

Understood and Accepted:

/s/ Guy Wanger    9/7/2023
_________________________    _______________
Guy Wanger     Date

1400 Seaport Boulevard · Redwood City, CA 94063 · 1.650.503.2200 · www.c3.ai